Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of 1st stREIT Office, Inc. of our report dated April 15, 2019, relating to the consolidated financial statements of 1st stREIT Office Inc. as of December 31, 2018 and 2017 and for the years then ended.

/s/RSM US LLP

Irvine, California

April 15, 2019